Exhibit 99.1

Digi International Reports Third Fiscal Quarter 2015 Results
Refocused Business and Discipline Drives Record Revenue and Improved Earnings
(Minneapolis, MN, July 23, 2015) - Digi International® Inc. (NASDAQ: DGII) reported revenue of $54.5 million for the third fiscal quarter of 2015, compared with $47.9 million for the third fiscal quarter of 2014, an increase of $6.6 million, or 13.9%. Net income for the third fiscal quarter of 2015 was $2.5 million, or $0.10 per diluted share, compared to net loss of $0.1 million, or $0.00 per diluted share, in the prior year comparable quarter.
Adjusted net income for the third fiscal quarter of 2015 was $2.1 million, or $0.08 per diluted share, compared to adjusted net loss for the third fiscal quarter of 2014 of $0.4 million, or $0.01 loss per diluted share. Adjusted net income for the third fiscal quarter of 2015 excludes a gain from an insurance recovery of $0.3 million, net of tax, or $0.01 per diluted share, and discrete tax benefits of $0.1 million. Adjusted net loss for the third quarter of fiscal 2014 excludes discrete tax benefits of $0.3 million, or $0.01 per diluted share. The Reconciliation of Net Income (Loss) and Net Income per Diluted Share to Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Diluted Share is provided later in this release.
Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization adjusted for gain from insurance recovery) in the third fiscal quarter of 2015 was $4.3 million, or 8.0% of total revenue, compared to $1.4 million, or 3.0% of total revenue, in the third fiscal quarter of 2014. See Reconciliation of Net Income (Loss) to Adjusted EBITDA later in this earnings release.
“The entire Digi team’s expertise, energy and commitment are lifting our business and financial results. We have more work in front of us and I am confident we are on the right path to higher levels of performance with a relentless focus on the market, our partners, and our customers,” said Ron Konezny, President and Chief Executive Officer.
Below is a table setting forth certain GAAP and non-GAAP results:

GAAP Results
(in thousands, except per share data)	Q3 2015	Q3 2014	YTD 2015	YTD 2014
Total Revenue	$54,538	$47,885	$156,412	$141,089
Gross Profit	$25,349	$22,149	$71,349	$66,837
Gross Margin	46.5%	46.3%	45.6%	47.4%
Operating Income (Loss)	$2,830	$(280)	$2,152	$(301)
Operating Income (Loss) as % of Total Revenue	5.2%	(0.5)%	1.4%	(0.2)%
Net Income (Loss)	$2,496	$(101)	$3,603	$1,325
Net Income per Diluted Share	$0.10	$—	$0.14	$0.05

Non-GAAP Results*
(in thousands, except per share data)	Q3 2015	Q3 2014	YTD 2015	YTD 2014
Adjusted Net Income (Loss)	$2,134	$(362)	$2,448	$(203)
Adjusted Net Income (Loss) per Diluted Share	$0.08	$(0.01)	$0.10	$(0.01)

Adjusted EBITDA	$4,337	$1,413	$7,364	$5,225
Adjusted EBITDA as % of Total Revenue	8.0%	3.0%	4.7%	3.7%
* A table with a detailed reconciliation to non-GAAP information is provided at the end of this earnings release.

Digi International Reports Third Fiscal Quarter 2015 Results

Business Results for the Three Months Ended June 30, 2015 and 2014

Revenue Detail QTD
(in thousands)	Q3 2015	Q3 2014	Change	% Change
Growth hardware	$27,590	$21,751	$5,839	26.8
Mature hardware	22,411	21,552	859	4.0
Total product revenue	50,001	43,303	6,698	15.5
Service	4,537	4,582	(45)	(1.0)
Total revenue	$54,538	$47,885	$6,653	13.9

North America, primarily United States	$34,610	$27,988	$6,622	23.7
Europe, Middle East and Africa	12,985	11,833	1,152	9.7
Asia	6,091	6,679	(588)	(8.8)
Latin America	852	1,385	(533)	(38.5)
Total revenue	$54,538	$47,885	$6,653	13.9
Total revenue grew 13.9% to $54.5 million in the third fiscal quarter of 2015 from $47.9 million in the third fiscal quarter of 2014.

•
Product revenue increased by $6.7 million, or 15.5%, in the third fiscal quarter of 2015 compared to the prior year's comparable quarter, driven primarily by cellular router and gateway products and embedded modules.

•	Service revenue decreased approximately 1.0% in the third fiscal quarter of 2015 compared to the prior year's comparable quarter.

•
Revenue growth in the quarter was partially offset by a weakening of the Euro and British Pound, as the impact of this foreign currency translation was $1.1 million when compared to the same period in the prior fiscal year.

Gross profit was $25.3 million, or 46.5% of revenue, in the third fiscal quarter of 2015 compared to $22.1 million, or 46.3% of revenue, in the same period of the prior year, an increase of $3.2 million. The increase in gross profit was driven by the revenue performance of our hardware products. Gross profit on service revenue also increased in the third fiscal quarter of 2015 compared to the year ago quarter as a result of the restructuring that took place in the second fiscal quarter of 2015.

•
Hardware product gross margin was 48.5% in the third fiscal quarter of 2015 compared to 50.1% in the same quarter in the prior year. Generally our growth products have a lower gross margin than mature products. Since the mix of our hardware products is becoming increasingly weighted toward growth products, our gross margin has decreased relative to the third quarter of 2014. Growth hardware products were 55.2% of total product revenue in the third fiscal quarter of 2015 compared to 50.2% of total product revenue in the comparable year ago quarter. Strong sales of mature hardware products in the third fiscal quarter of 2015 mitigated the decrease in gross margin compared to the year ago quarter.

•
Service gross margin for the third fiscal quarter of 2015 was 23.7% compared to 9.5% in the same quarter in the prior year. This is a direct result of improved utilization of consulting labor in connection with the restructuring that took place in the second fiscal quarter of 2015.

Operating expenses were $22.5 million, or 41.3% of revenue, in the third fiscal quarter of 2015, compared to $22.4 million, or 46.8% of revenue, in the same quarter in the prior year.
Operating income for the third fiscal quarter of 2015 was $2.8 million, or 5.2% of revenue, as compared to an operating loss of $0.3 million, or 0.5% of revenue, for the third fiscal quarter of 2014. The $3.1 million increase in operating income resulted almost entirely from the increase in gross profit.
Other income (loss), net increased by $0.5 million in the third fiscal quarter of 2015 compared to the same quarter in the prior year, and included approximately $0.4 million of gain from an insurance recovery related to the replacement of our

Digi International Reports Third Fiscal Quarter 2015 Results

capital equipment destroyed in the November 2014 fire at our subcontract manufacturer’s location. Other income (loss), net also includes foreign currency transaction net gains (losses) and interest income, net. All insurance proceeds resulting from the fire have been received.
Net income was $2.5 million in the third fiscal quarter of 2015, or $0.10 per diluted share, compared to a net loss of $0.1 million, or $0.00 per diluted share, in the third fiscal quarter of 2014.

•	Net income in the third fiscal quarter of 2015 included a gain from an insurance recovery of $0.3 million, net of tax, or $0.01 per diluted share, and discrete tax benefits of $0.1 million.

•
Net loss in the third fiscal quarter of 2014 included a discrete tax benefit of $0.3 million, or $0.01 per diluted share, resulting from the reassessment of certain state research and development tax credits and our ability to realize these credits in the future.

Adjusted net income, including the items listed above, was $2.1 million in the third fiscal quarter of 2015, or $0.08 per diluted share, compared to adjusted net loss, including the item listed above, which was $0.4 million in the third fiscal quarter of 2014, or $0.01 loss per diluted share. Please refer to the Reconciliation of Net Income (Loss) and Net Income per Diluted Share to Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Diluted Share later in this earnings release.
Business Results for the Nine Months Ended June 30, 2015 and 2014

Revenue Detail YTD
(in thousands)	Q3 2015	Q3 2014	Change	% Change
Growth hardware	$83,816	$64,369	$19,447	30.2
Mature hardware	59,226	61,483	(2,257)	(3.7)
Total product revenue	143,042	125,852	17,190	13.7
Service	13,370	15,237	(1,867)	(12.3)
Total revenue	$156,412	$141,089	$15,323	10.9

North America, primarily United States	$97,711	$84,777	$12,934	15.3
Europe, Middle East and Africa	36,599	35,373	1,226	3.5
Asia	17,208	16,748	460	2.7
Latin America	4,894	4,191	703	16.8
Total revenue	$156,412	$141,089	$15,323	10.9
Total revenue grew 10.9% to $156.4 million in the first nine months of fiscal 2015 from $141.1 million in the first nine months of fiscal 2014.

•
Product revenue increased by $17.2 million, or 13.7%, in the first nine months of fiscal 2015 compared to the prior year's comparable period, driven primarily by cellular router and gateway products and RF modules.

•	Service revenue decreased by $1.9 million, or 12.3%, in the first nine months of fiscal 2015 compared to the prior year's comparable period as a result of completing fewer contracts.

•
Total revenue in the first nine months of 2015 was partially offset by a weakening of the Euro and British Pound. The impact of this foreign currency translation was $2.6 million when compared to the same period in the prior fiscal year.

Operating income for the first nine months of fiscal 2015 was $2.2 million, or 1.4% of revenue, as compared to an operating loss of $0.3 million, or 0.2% of revenue, for the first nine months of fiscal 2014. Operating income increased by $2.5 million and resulted from an increase in gross profit of $4.5 million offset by an increase in operating expenses of $2.0 million. Operating income for the first nine months of fiscal 2015 included restructuring expenses of $0.5 million for our India and Etherios operations as discussed in our earnings release for the second fiscal quarter of 2015.

Digi International Reports Third Fiscal Quarter 2015 Results

Net income was $3.6 million in the first nine months of fiscal 2015, or $0.14 per diluted share, compared to $1.3 million of net income, or $0.05 per diluted share, in the first nine months of fiscal 2014. Adjusted net income was $2.4 million in the first nine months of 2015, or $0.10 per diluted share, compared to an adjusted net loss of $0.2 million in the first nine months of 2014, or $0.01 loss per diluted share.
Adjusted EBITDA in the first nine months of fiscal 2015 was $7.4 million, or 4.7% of total revenue, compared to $5.2 million, or 3.7% of total revenue, in the first nine months of fiscal 2014.
Please refer to the tables later in this earnings release that provide reconciliations from GAAP to non-GAAP information.
Balance Sheet, Liquidity and Capital Structure
We continue to maintain a strong balance sheet, highlighted by:

•
Our cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $100.8 million at June 30, 2015, an increase of $8.8 million over the comparable balance at September 30, 2014 and an increase of $8.3 million over the balance at March 31, 2015. Please refer to the Condensed Consolidated Statements of Cash Flows for more information.

•	We had no debt on the balance sheet as of June 30, 2015.

•	At June 30, 2015, our current ratio was 7.5 to 1 compared to 6.8 to 1 at September 30, 2014.
Customer Highlights
Key customer successes during the quarter include:

•
Furuno Electric Co. Ltd. (Tokyo: 6814), a leading provider of marine communications and navigation equipment, has selected Digi’s components and design services for its recently announced NavNet TZtouch2 advanced marine navigation systems. Furuno will use Digi’s ConnectCore® 6, the world’s first surface-mount multi-chip module with built-in wireless connectivity, for its Next-Generation Marine Navigation Systems.

•
A leading concessionaire of self-serve vended luggage carts, electronic lockers, commercial strollers and massage chairs, has selected the Digi TransPort® WR11 for 4G LTE connectivity at major US airports after extensive lab and field testing.

•
TurboChef Technologies, Inc. pioneers the world of rapid cooking by designing rapid-cook ovens that are versatile, user-friendly, and save energy. TurboChef will now use Digi’s XBee® WiFi and Digi Device Cloud to monitor and remotely manage ovens for leading franchise convenience stores and quick serve restaurants. With XBee and Device Cloud, TurboChef can remotely monitor fault codes to maximize equipment up time. This connectivity also enables TurboChef to remotely update firmware and end customer menu items. In the past, customers, such as franchises with more than 2,000 ovens installed, had to send memory modules to all locations for each menu update.

•
An independent state agency that designs and constructs bridges and highways and provides varied mass transit services has selected the Digi TransPort® WR44 as the router that will be used in an upgrade of the CAD/AVL system in more than 150 of its buses.

•
Grupo Unión is a solution provider in the engineering and distribution services industry with 30 years of experience in electricity, telecommunications, defense, security and automation. Headquartered in Colombia, Grupo Unión also has locations in Chile, Ecuador, Peru, Panamá and Mexico. Grupo Unión has optimized telecommunications networks for remote measurement systems in Colombia using Digi’s XBee-PRO® 900HP. With an installation of more than 7,000 XBee modules, Grupo Unión has solved key issues in Colombia like loss of energy, demand management, energy efficiency and smart grid optimization.

•
An organization that manufactures utility grade, revenue class submeters for commercial, industrial, and residential markets selected the Digi XBee® 900HP to extend the range of its commercial and residential electric metering system.

Digi International Reports Third Fiscal Quarter 2015 Results

•
A domestic energy delivery company that serves more than five million metered customers has selected the Digi TransPort® WR44 as part of their Intelligent Grid Solution. The WR44 will also enable the solution to migrate from 3G to 4G LTE.

•	A leading transportation and shipping provider selected Digi’s USB-Async Edgeport products to enable scanning and tracking technology for packages in their logistics facilities.
Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) and Net Income per Diluted Share
to Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Diluted Share
(In thousands of dollars, except per share amounts)

	Three months ended June 30,				Nine months ended June 30,
	2015		2014		2015		2014
Net income (loss) and net income per common share, diluted	$2,496	$0.10	$(101)	$—	$3,603	$0.14	$1,325	$0.05
Restructuring reserve, net of taxes	(6)	NM	—	—	331	0.01	53	NM
Gain from insurance recovery, net of taxes	(251)	(0.01)	—	—	(894)	(0.04)	—	—
Discrete tax benefits (1)	(105)	NM	(261)	(0.01)	(592)	(0.02)	(1,581)	(0.06)
Adjusted net income (loss) and adjusted net income (loss) per diluted share (2)	$2,134	$0.08	$(362)	$(0.01)	$2,448	$0.10	$(203)	$(0.01)
Diluted weighted average common shares (3)		25,710		25,274		25,085		25,965
NM means Not Meaningful

(1)
Discrete tax benefits include extended research and development tax credits and expiration of statute of limitations in various tax jurisdictions, re-measurement and reversal of certain tax reserves as a result of a federal income tax audit, and adjustment of state rate on net deferred tax assets.

(2)	Earnings per share presented are calculated by line item and certain amounts may not add due to use of rounded numbers.

(3)	For the three and nine months ended June 30, 2014, diluted weighted average common shares were the same as basic common shares as there were net losses in both of those periods.

Reconciliation of Net Income (Loss) to Adjusted EBITDA
(In thousands of dollars)

	Three months ended June 30,				Nine months ended June 30,
	2015		2014		2015		2014
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$54,538	100.0%	$47,885	100.0%	$156,412	100.0%	$141,089	100.0%

Net income (loss)	$2,496		$(101)		$3,603		$1,325
Gain from insurance recovery	(386)		—		(1,375)		—
Interest income, net	(42)		(35)		(134)		(127)
Income tax provision (benefit)	795		(213)		814		(1,454)
Depreciation and amortization	1,474		1,762		4,456		5,481
Adjusted EBITDA	$4,337	8.0%	$1,413	3.0%	$7,364	4.7%	$5,225	3.7%

Digi International Reports Third Fiscal Quarter 2015 Results

Guidance
For the fourth fiscal quarter of 2015, we project revenue in a range of $53 million to $56 million. We project net income per diluted share to be in a range of $0.04 to $0.08 for the fourth fiscal quarter of 2015.
For the full fiscal year 2015, we project revenue of $209 million to $212 million and net income per diluted share to be in a range of $0.18 to $0.22. Previously we projected revenue in a range of $203 million to $210 million and net income per diluted share in a range of $0.07 to $0.15.
Third Fiscal Quarter 2015 Conference Call Details
As announced on July 9, 2015, Digi will discuss its third quarter results on a conference call on Thursday, July 23, 2015 after market close at 5:00 p.m. EDT (4:00 p.m. CDT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Mike Goergen, Chief Financial Officer.
Digi invites all those interested in hearing management's discussion of its quarter to join the call by dialing (855) 638-5675 and entering passcode 82182132. International participants may access the call by dialing (262) 912-4765 and entering passcode 82182132. A replay will be available within approximately three hours after the completion of the call, and for one week following the call, by dialing (855) 859-2056 for domestic participants or (404) 537-3406 for international participants and entering access code 82182132 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi's website at www.digi.com.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on Digi International® Inc., please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International (NASDAQ: DGII) is your mission-critical M2M solutions expert, providing the industry's broadest range of wireless products, a cloud computing platform tailored for devices, and development services to help customers get to market fast with wireless devices and applications. Digi's entire solution set is tailored to allow any device to communicate with any application, anywhere in the world. For more information, visit Digi's website at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "may," "will," "expect," "plan," "project," "should," or "continue" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring or other similar business initiatives that may impact our ability to retain important employees, the ability to achieve the anticipated benefits and synergies associated with acquisitions, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2014 and subsequent quarterly reports on Form 10-Q and other filings, could cause the company's future results to differ materially from those expressed in any forward-looking statements made by us

Digi International Reports Third Fiscal Quarter 2015 Results

or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes adjusted net income (loss) and adjusted net income (loss) per diluted share, respectively, and adjusted EBITDA, which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income (loss), for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, we understand that Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted net income (loss) and net income (loss) per diluted share, respectively, exclusive of such items as reversals of tax reserves and discrete tax benefits, restructuring, and income from insurance proceeds permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measure to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions related to taxes and restructuring, which while important, are not central to the core operations of our business. Additionally, management believes that the presentation of Adjusted EBITDA as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired. Adjusted EBITDA is also used as an internal metric for executive compensation, as well as incentive compensation for the rest of the employee base, and it is monitored quarterly for these purposes.
Investor Contact:

Mike Goergen
Senior Vice President, Chief Financial Officer and Treasurer
Digi International
952-912-3737
Email: mike.goergen@digi.com

For more information, visit our Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Third Fiscal Quarter 2015 Results

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2015	2014	2015	2014
Revenue:
Hardware product	$50,001	$43,303	$143,042	$125,852
Service	4,537	4,582	13,370	15,237
Total revenue	54,538	47,885	156,412	141,089
Cost of sales:
Cost of hardware product	25,729	21,587	74,339	61,862
Cost of service	3,460	4,149	10,724	12,390
Total cost of sales	29,189	25,736	85,063	74,252
Gross profit	25,349	22,149	71,349	66,837
Operating expenses:
Sales and marketing	9,434	9,859	30,525	30,477
Research and development	8,374	7,253	23,715	21,921
General and administrative	4,720	5,317	14,448	14,659
Restructuring charges, net	(9)	—	509	81
Total operating expenses	22,519	22,429	69,197	67,138
Operating income (loss)	2,830	(280)	2,152	(301)
Other income (loss), net:
Interest income, net	42	35	134	127
Other income (loss), net	419	(69)	2,131	45
Total other income (loss), net	461	(34)	2,265	172
Income (loss) before income taxes	3,291	(314)	4,417	(129)
Income tax provision (benefit)	795	(213)	814	(1,454)
Net income (loss)	$2,496	$(101)	$3,603	$1,325
Net income per common share:
Basic	$0.10	$—	$0.15	$0.05
Diluted	$0.10	$—	$0.14	$0.05
Weighted average common shares:
Basic	24,938	25,274	24,525	25,545
Diluted	25,710	25,274	25,085	25,965

Digi International Reports Third Fiscal Quarter 2015 Results

Digi International Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(In thousands)
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2015	2014	2015	2014
Net income (loss)	$2,496	$(101)	$3,603	$1,325
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	1,571	384	(4,158)	546
Change in net unrealized gain (loss) on investments	4	(2)	(2)	62
Less income tax (provision) benefit	(1)	1	1	(24)
Reclassification of realized loss on investments included in net income (1)	—	—	1	—
Other comprehensive income (loss), net of tax	1,574	383	(4,158)	584
Comprehensive income (loss)	$4,070	$282	$(555)	$1,909
(1) Recorded in Other income (loss), net on our Condensed Consolidated Statement of Operations.

Digi International Reports Third Fiscal Quarter 2015 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2015	September 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$53,755	$47,490
Marketable securities	37,527	32,898
Accounts receivable, net	24,415	28,576
Inventories	34,690	31,247
Deferred tax assets	3,072	3,221
Other	2,912	4,249
Total current assets	156,371	147,681
Marketable securities, long-term	9,471	11,541
Property, equipment and improvements, net	14,628	13,231
Identifiable intangible assets, net	4,789	6,785
Goodwill	102,497	103,398
Deferred tax assets	5,708	7,383
Other	293	440
Total assets	$293,757	$290,459
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,048	$10,451
Accrued compensation	10,464	8,133
Other	3,372	3,170
Total current liabilities	20,884	21,754
Income taxes payable	1,401	2,724
Deferred tax liabilities	151	272
Other noncurrent liabilities	678	411
Total liabilities	23,114	25,161

Total stockholders’ equity	270,643	265,298
Total liabilities and stockholders’ equity	$293,757	$290,459

Digi International Reports Third Fiscal Quarter 2015 Results

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine months ended June 30,
	2015	2014
Operating activities:
Net income	$3,603	$1,325
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, equipment and improvements	2,170	2,694
Amortization of identifiable intangible assets	2,286	2,787
Stock-based compensation	3,262	3,160
Excess tax benefits from stock-based compensation	—	(44)
Deferred income tax provision (benefit)	1,729	(2,033)
Gain on insurance settlement related to property and equipment	(1,375)	—
Bad debt/product return provision	198	(196)
Inventory obsolescence	842	610
Restructuring charges, net	509	81
Other	(81)	(24)
Changes in operating assets and liabilities	(4,147)	(5,815)
Net cash provided by operating activities	8,996	2,545
Investing activities:
Purchase of marketable securities	(31,054)	(15,574)
Proceeds from maturities of marketable securities	28,494	35,364
Proceeds from insurance settlement related to property and equipment	1,400	—
Proceeds from sale of property and equipment	45	—
Purchase of property, equipment, improvements and certain other intangible assets	(3,888)	(2,719)
Net cash (used in) provided by investing activities	(5,003)	17,071
Financing activities:
Excess tax benefits from stock-based compensation	—	44
Proceeds from stock option plan transactions	6,332	3,336
Proceeds from employee stock purchase plan transactions	708	770
Purchases of common stock	(2,339)	(9,651)
Net cash provided by (used in) financing activities	4,701	(5,501)
Effect of exchange rate changes on cash and cash equivalents	(2,429)	482
Net increase in cash and cash equivalents	6,265	14,597
Cash and cash equivalents, beginning of period	47,490	41,320
Cash and cash equivalents, end of period	$53,755	$55,917